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                                EXHIBIT (23)(b)
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                         Independent Auditors' Consent

The Board of Directors
L&B Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Jefferson Savings Bancorp, Inc. of our report dated August 14, 1996, relating to the consolidated balance sheets of L&B Financial, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 Annual Report on Form 10-K of L&B Financial, Inc. and to the references to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


/s/ Oakerson, Arnold, Walker & Co.


Mount Pleasant, Texas
January 23, 1997